Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 26, 2026, relating to the financial statements of Stellantis N.V and the effectiveness of Stellantis N.V's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Associés

Paris-La Défense, France
August 3, 2026